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                                                                      EXHIBIT 12
                                BELLSOUTH CORPORATION
                       COMPUTATION OF EARNINGS TO FIXED CHARGES
                                (DOLLARS IN MILLIONS)


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                                                                             For the Year Ended December 31,
                                                           1996            1995          1994           1993          1992
                                                           ----            ----          ----           ----          ----

1. Earnings

   (a) Income from continuing operations before
deductions for taxes and interest                         $5,329          $3,312        $4,069         $2,318        $3,354

   (b) Portion of rental expense representative of
interest factor                                               90              84           100            104           104

   (c) Equity in losses from less-than-50% owned
investments (accounted for under the equity method of
accounting)                                                   68             163            79             45            23

   (d) Excess of earnings over distributions of less-
than-50%-owned investments (accounted for under the
equity method of accounting)                                 (53)            (45)          (53)           (37)          (15)
                                                         -------        --------      --------       --------      --------

    TOTAL                                                 $5,434          $3,514        $4,195         $2,430        $3,466
                                                         -------        --------      --------       --------      --------
                                                         -------        --------      --------       --------      --------

2. Fixed Charges

   (a) Interest                                             $739            $745          $686           $712          $761

   (b) Portion of rental expense representative of
interest factor                                               90              84           100            104           104
                                                         -------        --------      --------       --------      --------

    TOTAL                                                   $829            $829          $786           $816          $865
                                                         -------        --------      --------       --------      --------
                                                         -------        --------      --------       --------      --------

   Ratio (1 divided by 2)                                   6.55            4.24          5.34           2.98          4.00
                                                         -------        --------      --------       --------      --------
                                                         -------        --------      --------       --------      --------

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